Exhibit 99.1

151 S. El Camino Dr.
Beverly Hills, CA 90212
www.kennedywilson.com

NEWS RELEASE
KENNEDY WILSON AND KENNEDY WILSON EUROPE REAL ESTATE PLC COMPLETE MERGER, CREATING $8 BILLION GLOBAL REAL ESTATE COMPANY

BEVERLY HILLS, Calif. (October 20, 2017) – Global real estate investment company Kennedy-Wilson Holdings, Inc. (NYSE:KW) (“KW”) today announced the completion of its merger with Kennedy Wilson Europe Real Estate Plc (LSE:KWE) (“KWE”). The transaction creates a leading global real estate investment and asset management platform with an $8 billion enterprise value.
“This transformative combination with KWE represents an exciting new chapter for our company,” said William J. McMorrow, Chairman and CEO of KW. “We are moving towards a simplified corporate structure that provides more recurring income from stable property cash flows and greater upside potential from value-enhancing initiatives worldwide. We are well positioned for future growth and to continue our track record of generating attractive risk-adjusted returns on our invested capital.”
“We are thrilled to combine the financial strength of KW and KWE to continue building on our global platform,” said Mary Ricks, President and CEO of Kennedy Wilson Europe. “We remain focused on efficiently allocating capital to support growth opportunities across our target markets and we look forward to enhancing the value of our combined portfolio.”
Acquired by William J. McMorrow in 1988, KW has grown from a single office in Santa Monica, CA into a global real estate company with 27 offices in six countries. Since going public in 2009, KW and its partners have completed approximately $20 billion in acquisitions. The new combination will increase KW’s scale, liquidity and geographic reach. KWE’s portfolio, which is expected to produce over $200 million of annual NOI, includes 207 assets across 11.4 million square feet with a weighted average unexpired lease term of 7.4 years.
KW’s leadership team has acted as the external asset manager for KWE since its IPO on the London Stock Exchange in 2014. The senior management team and all operations in the U.S. and Europe remain in place.
Following the merger, KW will benefit from an improved balance sheet and greater recurring income. As a result, the company intends to increase its next quarterly dividend by 12% to $0.19 per share, or $0.76 per share annualized.
About Kennedy Wilson
Kennedy Wilson (NYSE:KW) is a global real estate investment company. We own, operate, and invest in real estate both on our own and through our investment management platform. We focus on multifamily and commercial properties located in the Western U.S., UK, Ireland, Spain, Italy and Japan. To complement our investment business, the Company also provides real estate services primarily to financial services clients. For further information on Kennedy Wilson, please visit: www.kennedywilson.com.
Special Note Regarding Forward-Looking Statements
This press release contains “forward-looking” statements concerning future events and financial performance. These forward-looking statements are necessarily estimates reflecting the judgment of senior management based on current estimates, expectations, forecasts and projections and include comments that express current opinions about trends and factors that may impact future operating results. Disclosures that use words such as “believe,” “anticipate,” “estimate,” “intend,” “could,” “plan,” “expect,” “project” or the negative of these, as well as similar expressions, are intended to identify forward-looking statements.
Forward-looking statements are not guarantees of future performance, rely on a number of assumptions concerning future events, many of which are outside of the companies’ control, and involve known and unknown risks and uncertainties that could cause actual results, performance or achievement, or industry results, to differ materially from any future results, performance or achievements, expressed or implied by such forward-looking statements. In evaluating these statements, you should specifically consider the risks referred to in KW’s filings with the SEC, including KW’s Form 10-K, which are available on KW’s website and at www.sec.gov, including, but not limited to, the following factors: difficulties in successfully integrating the two companies following completion of the merger and the risk of not fully realizing expected synergies from the merger in the time frame expected or at all; increases operating costs, results in management distraction or difficulties in establishing and maintaining relationships with third parties or makes employee retention and incentivization more difficult; disruptions in general economic and business conditions, particularly in geographies where the companies’ respective businesses may be concentrated; volatility and disruption of the capital and credit markets, higher interest rates, higher loan costs, less desirable loan terms and a reduction in the availability of mortgage loans, all of which could increase costs and could limit the companies’ ability to acquire additional real estate assets; continued high levels of, or increases in, unemployment and general slowdowns in commercial activity; the companies’ leverage and ability to refinance existing indebtedness or incur additional indebtedness; an increase in the companies’ debt service obligations; the companies’ ability to generate a sufficient amount of cash from operations to satisfy working capital requirements and to service their existing and future indebtedness; the companies’ ability to achieve improvements in operating efficiency; foreign currency fluctuations; adverse changes in the securities markets; the companies’ ability to retain their senior management and attract and retain qualified and experienced employees; the companies’ ability to retain major clients and renew related contracts; trends in use of large, full-service commercial real estate providers; changes in tax laws in the United States, Europe or Japan or other jurisdictions that reduce or eliminate deductions or other tax benefits the companies receive; the possibility that future acquisitions may not be available at favorable prices or upon advantageous terms and conditions; the companies’ ability to dispose of assets; and costs relating to the acquisition of assets the companies may acquire could be higher than anticipated. Except as required by law, KW does not intend to update publicly any forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.

KW-IR

Contact:    Investors
Daven Bhavsar, CFA
Director of Investor Relations
+1 (310) 887-3431
dbhavsar@kennedywilson.com

Media
Emily Heidt
Director of Public Relations
+1 (310) 887-3499
eheidt@kennedywilson.com